Exhibit 15.1

September 11, 2018

To the Board of Directors and Shareholders of L Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-000000) and related Prospectus of L Brands, Inc. for the registration of $297,405,000 Senior Notes due 2027 of our reports dated June 7, 2018 and September 7, 2018 relating to the unaudited consolidated interim financial statements of L Brands, Inc. and its subsidiaries included in the Forms 10-Q for the quarters ended May 5, 2018 and August 4, 2018.

/s/ Ernst & Young LLP
Grandview Heights, Ohio